                                                                   EXHIBIT 10.12

                              SEPARATION AGREEMENT
                              --------------------


     THIS SEPARATION AGREEMENT, dated as of May 7, 1999, is by and between IDT Corporation, a Delaware corporation ("IDT"), and Net2Phone, Inc., a Delaware corporation ("Net2Phone"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

     WHEREAS, Net2Phone is currently a subsidiary of IDT;

     WHEREAS, the Board of Directors of IDT has determined that it is appropriate and desirable to cause Net2Phone to offer and sell for its own account equity interests in Net2Phone to additional investors;

     WHEREAS, IDT has historically provided various services to Net2Phone on an informal basis and, in connection with the separation of IDT and Net2Phone, the parties desire to formalize certain relationships which will continue as described herein; and

     WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the separation, and certain other agreements that will govern certain matters relating to the relationship of IDT and Net2Phone following the sale of equity to additional investors.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     For the purpose of this Agreement the following terms shall have the following meanings:

     1.1. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

     1.2. "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     1.3. "Agreement" means this Separation Agreement, including all of the Schedules hereto.

     1.4. "Ancillary Agreements" means (a) the IDT Services Agreement, dated as of the date hereof, by and between IDT and Net2Phone, (b) the Net2Phone Services Agreement, dated the date hereof, by and between IDT and Net2Phone, (c) the Internet/Telecommunications Agreement, dated the date hereof, by and between IDT and Net2Phone, (d) the Joint Marketing Agreement, dated the date hereof, by and between IDT and Net2Phone, (e) the Assignment Agreement, dated as of the date hereof, by and between IDT and Net2Phone, (f) the Tax Sharing and Indemnification Agreement, dated as of the date hereof, by and between IDT and Net2Phone, and (g) the Assignment and Assumption Agreement, dated as of the date hereof, by and between IDT and Net2Phone.

     1.5.  "Applicable Deadline" has the meaning set forth in Section 8.3(b).

     1.6. "Arbitration Act" means the United States Arbitration Act, 9 U.S.C. 1- 14, as the same may be amended from time to time.

     1.7.  "Arbitration Demand Date" has the meaning set forth in Section
8.3(a).

     1.8.  "Arbitration Demand Notice" has the meaning set forth in Section
8.3(a).

     1.9.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.10. "Commission" means the United States Securities and Exchange Commission.

     1.11. "Consents" means any consent, waiver or approval from, or notification requirements to, any third party.

     1.12. "CPR" means the Center for Public Resources.

     1.13. "Environmental Law" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

     1.14. "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

     1.15.  "Escalation Notice" has the meaning set forth in Section 8.2.

     1.16. "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     1.17. "Governmental Approval" means any notice, report or other filing to be made, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

     1.18. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     1.19. "IDT Group" means IDT and each Person (other than any member of the Net2Phone Group) that is an Affiliate of IDT on the date hereof.

     1.20.  "IDT Indemnitees" has the meaning set forth in Section 5.2

     1.21.  "Indemnifying Party" has the meaning set forth in Section 5.4(a).

     1.22.  "Indemnitee" has the meaning set forth in Section 5.4(a).

     1.23.  "Indemnity Payment" has the meaning set forth in Section 5.4(a).

     1.24. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     1.25. "Insurance Policies" means the insurance policies written by insurance carriers unaffiliated with IDT pursuant to which members of the Net2Phone Group (or their respective officers or directors) will be insured parties after the date hereof.

     1.26.  "Insurance Proceeds" means those monies:

            (a) received by an insured from an insurance carrier; or

            (b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

     1.27. "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

     1.28. "Net2Phone Business" means the business of Net2Phone as presently conducted and as more fully described on Exhibit A hereto.
                                         ---------

     1.29. "Net2Phone Common Stock" means the common stock, $.01 par value per share, of Net2Phone.

     1.30. "Net2Phone Group" means Net2Phone, each Subsidiary of Net2Phone and each other Person that is either controlled directly or indirectly by Net2Phone on the date hereof.

     1.31.  "Net2Phone Indemnitees" has the meaning set forth in Section 5.3(a).

     1.32. "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

     1.33. "Prime Rate" means the rate which Chase Manhattan Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

     1.34. "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     1.35. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     1.36. "Subsidiary of any Person" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person shall be deemed to be a Subsidiary of such
--------  -------
other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     1.37. "Tax Agreement" means the Tax Sharing and Indemnification Agreement, dated as of the date hereof, by and between IDT and Net2Phone.

     1.38.  "Taxes" has the meaning set forth in the Tax Agreement.

     1.39.  "Third Party Claim" has the meaning set forth in Section 5.5(a).

                                   ARTICLE II
                            ANCILLARY AGREEMENTS AND
                                 TAX AGREEMENT

     2.1. ANCILLARY AGREEMENTS. Prior to the date hereof, IDT has provided Net2Phone with administration (accounting, human resources, legal), customer service, Internet/telecom, and marketing services and Net2Phone has provided IDT with marketing and certain technical support services. Net2Phone and IDT will enter into the Ancillary Agreements pursuant to which IDT will provide certain of such services to Net2Phone for those periods of time set forth in the respective Ancillary Agreements and Net2Phone will provide certain of such services to IDT for those periods of time set forth in the respective Ancillary Agreements. Effective as of the date hereof, each of IDT and Net2Phone will execute and deliver all of the Ancillary Agreements and the Tax Agreement.

                                  ARTICLE III
                             INTER-COMPANY LICENSES

     3.1 The parties may desire to provide each other from time to time, at their sole and absolute discretion, certain software, know-how, or other technology for which they have the rights to grant licenses to third parties ("Shared Technology") for use in the other party's business. To provide Shared Technology, the party granting rights (the "Granting Party") to such Shared Technology will identify the specific Shared Technology to be provided to the other party (the "Receiving Party") in a written notice (the "License Notice"), signed by a duly authorized representative of the Granting Party, which references this Agreement and states that a license to such Shared Technology is being granted to the Receiving Party pursuant to the terms of this Agreement. The specific Shared Technology licensed pursuant to a given License Notice will be licensed under the following terms and conditions unless stated otherwise in such License Notice (provided that any changed or additional terms therein shall be subject to signed approval by both the Granting Party and the Receiving Party):

     (a) LICENSE GRANT. Granting Party will grant to Receiving Party a non-exclusive, non-transferable, royalty-free, revocable license to use, make, copy and practice the Shared Technology designated in the License Notice solely for internal business purposes. The term of the license granted herein shall be indefinite, provided, however, that Granting Party may revoke such license upon thirty (30) days prior written notice at any time and for any reason, or for no reason.

     (b) LIMITATIONS ON RIGHTS. Receiving Party will not modify, create derivative works based upon, translate, decompile, disassemble or otherwise reverse engineer, distribute, transfer, time-share, service bureau or otherwise provide any third parties access to, the Shared Technology licensed to it pursuant to an applicable License Notice, or permit any third party to do any of the foregoing..

     (c) PROPRIETARY RIGHTS. Granting Party will retain all right, title and interest in and to the Shared Technology, and no right, title or interest will be deemed to be granted or transferred to Receiving Party, except as expressly provided for above or in the applicable License Notice. Receiving Party agrees to retain or reproduce any proprietary rights notices on all copies of the Shared Technology that it possesses or makes.

     (d) NO WARRANTY. EXCEPT AS OTHERWISE PROVIDED IN AN APPLICABLE LICENSE NOTICE, THE SHARED TECHNOLOGY IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND THE PARTIES HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE SHARED TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     (e) LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN AN APPLICABLE LICENSE NOTICE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND WITH RESPECT TO THE SHARED TECHNOLOGY, EVEN IF SUCH PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE IV
                     OFFICE FURNITURE AND OFFICE EQUIPMENT

     4.1 All office furniture and office equipment used by Net2Phone and located in its premises on the date hereof shall continue in the possession of Net2Phone. To the extent that any such office furniture or office equipment is, or becomes, legally owned by IDT, IDT hereby transfers all its right, title and interest therein to Net2Phone effective, with respect to such furniture and equipment currently owned by IDT, on the date hereof and effective, with respect to any such furniture and equipment which becomes owned by IDT at a future, on such date To the extent that any such office furniture or office equipment is leased by IDT, IDT hereby affirms its intent that such furniture and equipment is part of IDT's capital contribution to Net2Phone and indemnifies Net2Phone from any and all claims whenever raised by any lessor of such furniture and equipment.

                                   ARTICLE V
                                INDEMNIFICATION

     5.1. RELEASE OF EXISTING CLAIMS. (a) Except as provided in Section 5.1(c), effective as of the date hereof, Net2Phone does hereby, for itself, its respective Affiliates (other than any member of the IDT Group), successors and assigns, and all Persons who at any time prior to the date hereof have been stockholders, directors, officers, agents or employees of any member of the Net2Phone Group (in each case, in their respective capacities as such), remise, release and forever discharge each of IDT, its respective Affiliates (other than any member of the Net2Phone Group), successors and assigns, and all prior, current or future stockholders, directors, officers, agents or employees of IDT (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof between Net2Phone and IDT (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the date hereof).

     (b) Except as provided in Section 5.1(c), effective as of the date hereof, IDT does hereby, for itself and its Affiliates (other than any member of the Net2Phone Group), successors and assigns, and all Persons who at any time prior to the date hereof have been stockholders, directors, officers, agents or employees of any member of the IDT Group (in each case, in their respective capacities as such), remise, release and forever discharge Net2Phone, the respective members of the Net2Phone Group, their respective Affiliates (other than any member of the IDT Group), successors and assigns, and all prior, current or future stockholders, directors, officers, agents or employees of any member of the Net2Phone Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof between Net2Phone and IDT (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the date hereof).

     (c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, or the Tax Agreement. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

     (i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any Ancillary Agreement or the Tax Agreement;

     (ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the date hereof;

     (iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

     (iv) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

     (v) in the case of Net2Phone, outstanding unpaid amounts as of the date hereof advanced to Net2Phone for working capital and fixed asset purchases and to reimburse IDT for bank finance charges incurred not to exceed $14 million, $7 million of which will be repaid with proceeds from Net2Phone's sale of equity in connection with its proposed initial public offering, with the remaining $7 million being repaid in full not later than 60 months following the date hereof, self amortizing at the interest rate of 9% per annum in equal monthly payments.

     (vi) in the case of Net2Phone, $7 million which was advanced by IDT to Netscape and $1 million which was advanced to IBM all of which will be repaid by Net2Phone to IDT out of the proceeds of the private offering.

     (vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause (vi).

     (viii) in the case if IDT, any Liability to Clifford Sobel pursuant to his

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

employment agreement (including option and stock conversion rights thereunder) or to any Net2Phone employee as a result of rights of such employee any employee benefit plan, including any stock option plan.

     (d) Net2Phone shall not make, and shall not permit any member of the Net2Phone Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IDT or any member of the IDT Group or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). IDT shall not, and shall not permit any member of the IDT Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Net2Phone or any member of the Net2Phone Group, or any other Person released pursuant to
Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

     (e) It is the intent of each of IDT and Net2Phone by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof, between or among Net2Phone or any member of the Net2Phone Group, on the one hand, and IDT or any member of the IDT Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the date hereof), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

     5.2. INDEMNIFICATION BY NET2PHONE. Except as provided in Section 5.4, Net2Phone shall indemnify, defend and hold harmless IDT, each member of the IDT Group and each of their respective directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "IDT Indemnitees"), from and against any and all Liabilities of the IDT Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

     (a) the failure of Net2Phone or any other member of the Net2Phone Group or any other Person to pay, perform or otherwise promptly discharge any liabilities of Net2Phone in accordance with their respective terms, whether prior to or after the date hereof; and

     (b) any breach by Net2Phone or any member of the Net2Phone Group of this Agreement, any of the Ancillary Agreements or the Tax Agreement; provided,
                                                                 ---------
however, that Net2Phone shall not be financially responsible hereunder for any
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special, incidental, consequential or other similar type of damage to the extent that such damages are specifically excluded in such agreement.

     5.3.  INDEMNIFICATION BY IDT.  Except as otherwise provided in Section

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

5.4, IDT shall indemnify, defend and hold harmless Net2Phone, each member of the Net2Phone Group and each of their respective directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Net2Phone Indemnitees"), from and against any and all Liabilities of the Net2Phone Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

     (a) the failure of IDT or any other member of the IDT Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the IDT Group, whether prior to or after the date hereof; and

     (b) any breach by IDT or any member of the IDT Group of this Agreement, any of the Ancillary Agreements or the Tax Agreement; provided, however, that IDT
                                                  ------------------
shall not be financially responsible hereunder for any special, incidental, consequential or other similar type of damage to the extent that such damages are specifically excluded in such agreement.

     5.4. INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

     (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement, any Ancillary Agreement or the Tax Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

     5.5. PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the IDT Group or the Net2Phone Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying

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Party may be obligated to provide indemnification to such Indemnitee pursuant to
Section 5.2 or 5.3, or any other Section of this Agreement, any Ancillary Agreement or the Tax Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

     (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

     (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

     (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

     (f) The provisions of Section 5.5 and Section 5.6 shall not apply to Taxes (which are covered by the Tax Agreement).

     5.6. ADDITIONAL MATTERS. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement, the Ancillary Agreements and the Tax Agreement.

     (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

     (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

     5.7. REMEDIES CUMULATIVE. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     5.8. SURVIVAL OF INDEMNITIES. The rights and obligations of each of IDT and Net2Phone and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

     5.9 UNAVAILABILITY OF INDEMNITY. If the indemnification provided for in this Article V is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, agrees to contribute to the amount paid or payable by such indemnified party as a result of such Liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on one hand and of the indemnified party on the other in connection with the event that resulted in such Liability, as well as any other relevant equitable considerations.

                                   ARTICLE VI
                      OPERATIONS AND CERTAIN OTHER MATTERS

     6.1. INSURANCE MATTERS. (a) Net2Phone and IDT contemplate that Net2Phone shall obtain its own Directors and Officers Insurance Policy in a timely manner following the sale of equity to new investors. Each of Net2Phone and IDT agree that Net2Phone may remain on IDT's insurance policies relating to property, errors and omissions, professional liability, automobile and general liability until the earlier of such time as Net2Phone no longer qualifies for coverage on the respective IDT Insurance Policy or, upon thirty (30) days' prior written notice to IDT, Net2Phone elects to be removed from the IDT Insurance Policy or Policies. For so long as Net2Phone is covered by IDT's Insurance Policies, Net2Phone will pay to IDT each month (prorated on a daily basis for any partial month) in respect of the period from the date hereof until the termination of Net2Phone's coverage on all of IDT's Insurance Policies the amount calculated as set forth on Exhibit B hereto, such amount to be payable in arrears by the 10th
             ---------
day of the next succeeding month, in respect of Insurance Policies under which Net2Phone will continue to have coverage following the date hereof. IDT and Net2Phone agree to cooperate in good faith to provide for the treatment of any Insurance Policies that will remain in effect following the date hereof on a mutually agreeable basis. IDT shall provide Net2Phone with prompt notice in the event that any Insurance Policy shall be terminated or otherwise cease to be in effect for any reason. In no event shall IDT, any other member of the IDT Group or any IDT Indemnitee have liability or obligation whatsoever to any member of the Net2Phone Group in the event (i) that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Net2Phone Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. or (ii) notwithstanding the provisions of the immediately preceding sentence, that IDT fails to provide Net2Phone with notice of any such event.

     (b) (i) Except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that Net2Phone and each other member of the Net2Phone Group be successors-in-interest to all rights that any member of the Net2Phone Group may have as of the date hereof as a subsidiary, affiliate, division or department of IDT prior to the date hereof under any policy of insurance issued to IDT by any insurance carrier unaffiliated with IDT or under any agreements related to such policies executed and delivered prior to the date hereof, including any rights such member of the Net2Phone Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the date hereof. At the request of Net2Phone, IDT shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however that IDT shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

     (ii) Except as otherwise contemplated by any Ancillary Agreement, after the date hereof, none of IDT or Net2Phone or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided however that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Net2Phone and IDT will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

     (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IDT Group in respect of any Insurance Policy or any other contract or policy of insurance.

     (d) Net2Phone does hereby, for itself and each other member of the Net2Phone Group, agree that no member of the IDT Group or any IDT Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of IDT and its Affiliates as in effect at any time prior to the date hereof, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

     (e) Nothing in this Agreement shall be deemed to restrict any member of the Net2Phone Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

     6.2.  CERTAIN BUSINESS MATTERS. (a) Except as may be expressly set forth in
Section 6.3 below or in any Ancillary Agreement, no member of any Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of any other Group, (ii) doing business with any potential or actual supplier or customer of any member of any other Group, or
(iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of any other Group.

     (b) Each of IDT and Net2Phone is aware that from time to time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group's business and are of practical advantage to more than one Group. In connection therewith, the parties agree that if, following the date hereof, any of IDT or Net2Phone acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, none of the IDT Group or the Net2Phone Group shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

     6.3.  NON-COMPETITION.

     (a) IDT acknowledges that as the Parent of Net2Phone it and its Affiliates have become privy to certain confidential information and trade secrets of Net2Phone and further acknowledges that it will derive substantial benefits from the separation of IDT and Net2Phone and that purchasers of equity of Net2Phone will be making substantial investments in reliance upon the agreement contained in this Section 6.3 that the knowledge and expertise developed by Net2Phone and available to IDT will be preserved and will not be used in competition with Net2Phone. IDT hereby agrees that it is reasonable and necessary for the protection of Net2Phone that it agree, and accordingly IDT hereby does agree that, for a period of 36 months from the date hereof (the "Noncompetition Period"), neither IDT nor any member of the IDT Group will directly or indirectly, alone or in association with any other person, corporation, firm or business, engage in the Net2Phone Business any where in the world or become a stockholder, partner or owner of any other person, corporation, firm or business that is primarily engaged in the Net2Phone Business any where in the world; provided, however, that subject to Net2Phone's prior approval which shall not be
-----------------
unreasonably withheld, IDT or a member of the IDT Group may acquire a passive investment of up to 20% of another entity so long as IDT or such member of the IDT Group does not assist that entity in developing an Internet telephony business or otherwise engaging in the Net2Phone Business.

     (b) For a period of 36 months from the date hereof, neither IDT nor Net2Phone, nor any member of either such party's affiliated group, shall, whether for its own account or for the account of any other person, corporation, firm or business (other than Net2Phone or its Affiliates), solicit or endeavor to entice away from the other party, or otherwise interfere with the relationship of such other party with, any person who or which is employed on the date hereof by, or otherwise engaged to perform services for, the other party (including, but not limited to, any independent contractors or organizations), except to the extent that such other party agrees to release such employee or other service provider to the other party or such other party's affiliated group. General advertising for employment positions or general employment searches through a third party recruiter are not covered by this
Section 6.3(b).

     (c) IDT expressly agrees that the covenants contained in Section 6.3(a) and
Section 6.3(b) are reasonable and necessary for the protection of Net2Phone.
The provisions of such Section 6.3(a) and Section 6.3(b) are separate and distinct commitments independent of each of the other provisions of such Sections. The invalidity or non-enforceability of this Section 6.3 in any respect shall not affect the validity or enforceability of this Section 6.3 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 6.3 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

     (d) IDT acknowledges that Net2Phone would suffer irreparable harm if IDT were to breach the provisions of this Section 6.3 and that Net2Phone's remedy at law for any such breach is and will be insufficient and inadequate and that Net2Phone shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies Net2Phone may have at law.

     6.4. LATE PAYMENTS. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement, any Ancillary Agreement or the Tax Agreement shall accrue interest at a rate per annum equal to the Prime Rate plus 2% commencing upon the later of the (a) due date of such amount and (b) thirtieth day following such amount being invoiced or otherwise demanded in writing.


                                  ARTICLE VII
                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

     7.1. AGREEMENT FOR EXCHANGE OF INFORMATION; ARCHIVES. (a) Each of IDT and Net2Phone, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

     (b) Net2Phone shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the business of Net2Phone that are located in the IDT Records to the extent such documents or objects have been specifically identified and requested by Net2Phone in advance or, if specific documents or objects have not been identified, to the extent Net2Phone has provided IDT with proper advance notice to request such access and the Net2Phone representative designated to receive such access is accompanied by an IDT representative. Net2Phone may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Net2Phone shall cause any such objects to be returned promptly in the same condition in which they were delivered to Net2Phone and Net2Phone shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to IDT. Nothing herein shall be deemed to restrict the access of any member of the IDT Group to any such documents or objects or to impose any liability on any member of the IDT Group if any such documents or objects are not maintained or preserved by IDT.

     (c) After the date hereof, (i) Net2Phone shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the IDT Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) Net2Phone shall in a timely manner provide, or cause to be provided, to IDT in such form as IDT shall request, at no charge to IDT, all financial and other data and information as IDT determines necessary or advisable in order to prepare IDT financial statements and reports or filings with any Governmental Authority.

     7.2. OWNERSHIP OF INFORMATION. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

     7.3. COMPENSATION FOR PROVIDING INFORMATION. The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

     7.4. RECORD RETENTION. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the date hereof, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the date hereof in accordance with the policies of IDT as in effect on the date hereof. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

     7.5. LIMITATION OF LIABILITY. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of

Section 7.4.

     7.6. OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

     7.7. PRODUCTION OF WITNESSES; RECORDS; COOPERATION. (a) After the date hereof, except in the case of an adversarial Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

     (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party or such other party, as the case may be, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

     (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

     (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

     (e) The obligation of the parties to provide witnesses pursuant to this
Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

     (f) In connection with any matter contemplated by this Section 7.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

     7.8. CONFIDENTIALITY. (a) Subject to Section 7.9, each of IDT and Net2Phone, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to IDT's confidential and proprietary information pursuant to policies in effect as of the date hereof, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to either of the date hereof) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement, the Tax Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives,
(ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

     (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, any Ancillary Agreement, or the Tax Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

     7.9. PROTECTIVE ARRANGEMENTS. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                  ARTICLE VIII
                        ARBITRATION; DISPUTE RESOLUTION

     8.1. AGREEMENT TO ARBITRATE. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the IDT Group and the Net2Phone Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 8.7(b) and 8.8 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 8.1.

     8.2. ESCALATION. (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim shall deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Financial Officer, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

     (b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 8.3.

     8.3.  DEMAND FOR ARBITRATION.  (a) At any time after the first to occur of
(i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) 45 days after the delivery of an Escalation Notice (as applicable, the "Arbitration Demand Date"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 10.5. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 8.2, is a prerequisite to a demand for arbitration under Section 8.3.

     (b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until one year and 45 days after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 8.7(b) and 8.8, upon delivery of an Arbitration Demand Notice pursuant to Section 8.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article VIII.

     8.4. ARBITRATORS. (a) Within 15 days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select a sole arbitrator satisfactory to all such parties.

     (b) In the event that such parties are not able jointly to select a sole arbitrator within such 15-day period, such parties shall each appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator within such time period and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

     (c) In the event that a sole arbitrator is not selected pursuant to paragraph (a) or (b) above and, instead, two or more arbitrators are selected pursuant to paragraph (b) above, the two or more arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to CPR, New York, New York to select the sole arbitrator, which selection shall be made by such organization within 30 days after such application. Any arbitrator selected pursuant to this paragraph (c) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter.

     (d) The sole arbitrator selected pursuant to paragraph (a), (b) or (c) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

     (e) The place of any arbitration hereunder will be New York, New York, unless otherwise agreed by the parties.

     8.5. HEARINGS. Within the time period specified in Section 8.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the arbitration will not be conducted under the auspices of the CPR and the fee schedule of the CPR will not apply). Except as expressly set forth in Section 8.8(b), the decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

     8.6. DISCOVERY AND CERTAIN OTHER MATTERS. (a) Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section 8.5 to be adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable dispute. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the arbitrator will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

     (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

     (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

     (d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

     8.7. CERTAIN ADDITIONAL MATTERS. (a) Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

     (b) Prior to the time at which an arbitrator is appointed pursuant to
Section 8.4, any party may seek one or more temporary restraining orders or preliminary injunctions in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order or preliminary injunction shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order or preliminary injunction shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

     (c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article VIII and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

     (d) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

     8.8. LIMITED COURT ACTIONS. (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $5 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article, such party shall so state in its Arbitration Demand Notice. If the other parties to the arbitration do not agree that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $5 million, the arbitrator selected pursuant to Section 8.4 hereof shall decide whether the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $5 million. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. There shall not be any discovery in connection with such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set by the arbitrator. In the event that the arbitrator determines that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is or is reasonably likely to be in excess of $5 million, the provisions of Sections 8.4(d) and (e), 8.5, 8.6, 8.7 and 8.10 hereof shall not apply and on or before (but, except as expressly set forth in Section 8.8(b), not after) the tenth business day after the date of such decision, any party to the arbitration may elect, in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction. If the arbitrator does not so determine, the provisions of this Article (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 8.8(a).

     (b) In the event that an arbitration award in excess of $5 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with Section 8.8(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims).

     8.9. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

     8.10. LAW GOVERNING ARBITRATION PROCEDURES. The interpretation of the provisions of this Article VIII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.2.


                                   ARTICLE IX
                  FURTHER ASSURANCES AND ADDITIONAL COVENANTS

     9.1. FURTHER ASSURANCES. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best effort to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Tax Agreement.

     (b) Without limiting the foregoing, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby. Without limiting the foregoing, to the extent necessary to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

     (c) IDT and Net2Phone, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Net2Phone or any member of the Net2Phone Group, on the one hand, or of IDT or any member of the IDT Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the transactions contemplated by this Agreement, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor.

     (d) Following the date hereof, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which one or more of the other parties will provide such service.



                                   ARTICLE X
                                 MISCELLANEOUS

     10.1.  COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER.
     (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     (b) This Agreement, and the Exhibits, Schedules and Appendices hereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

     (c) IDT represents on behalf of itself and each other member of the IDT Group and Net2Phone represents on behalf of itself and each other member of the Net2Phone Group as follows:

       (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement, each of the Ancillary Agreements and the Tax Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

       (ii) this Agreement, each Ancillary Agreement and the Tax Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof subject to (a) the laws of bankruptcy and laws effecting creditors' rights generally and (b) the availability of equitable remedies.

     10.2. GOVERNING LAW. Except as set forth in Section 8.10, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 8.10), irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

     10.3. ASSIGNABILITY. Except as set forth in any Ancillary Agreement or the Tax Agreement, this Agreement (including without limitation the provisions of Section 6.3 hereof), each Ancillary Agreement and the Tax Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns (whether by merger, operation of law or otherwise); provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement, any Ancillary Agreement or the Tax Agreement without the express prior written consent of the other parties hereto or thereto.

     10.4. THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement of any IDT Indemnitee or Net2Phone Indemnitee in their respective capacities as such, (a) the provisions of this Agreement, each Ancillary Agreement and the Tax Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement, any Ancillary Agreement or the Tax Agreement and none of this Agreement, any Ancillary Agreement or the Tax Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement, any Ancillary Agreement or the Tax Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement, any Ancillary Agreement or the Tax Agreement to the extent such provision relates solely to the other two parties hereto or the members of such other two parties' respective Groups.

     10.5. NOTICES. All notices requests, demands, waivers and other communications under this Agreement, any Ancillary Agreement or the Tax Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

         If to IDT, to:    IDT Corporation
                           190 Main Street
                           Hackensack, New Jersey  07601
                           Attention:  Chief Financial Officer
                           Fax No.:  (201) 907-5165

         If to Net2Phone:  Net2Phone, Inc.
                           171 Main Street
                           Hackensack, New Jersey  07601
                           Attention:  Chief Financial Officer
                           Fax No.:  (201) 907-5351

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 10.5 constitute notice for service of process.

     10.6. SEVERABILITY. If any provision of this Agreement, any Ancillary Agreement or the Tax Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     10.7. FORCE MAJEURE. No party shall be deemed in default of this Agreement, any Ancillary Agreement or the Tax Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement, any Ancillary Agreement or the Tax Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

     10.8. PUBLICITY. Each of Net2Phone and IDT shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

     10.9. HEADINGS. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements and the Tax Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, any Ancillary Agreement or the Tax Agreement.

     10.10. SURVIVAL OF COVENANTS. Except as expressly set forth in any Ancillary Agreement and the Tax Agreement, the covenants, representations and warranties contained in this Agreement, each Ancillary Agreement and the Tax Agreement, and liability for the breach of any obligations contained herein, shall survive the delivery hereof.

     10.11. WAIVERS OF DEFAULT. Waiver by any party of any default by the other party of any provision of this Agreement, any Ancillary Agreement or the Tax Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

     10.12. SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, any Ancillary Agreement or the Tax Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, such Ancillary Agreement or the Tax Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

     10.13. AMENDMENTS. No provisions of this Agreement, any Ancillary Agreement or the Tax Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

     10.14. INTERPRETATION. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement or the Tax Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement or the Tax Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement or the Tax Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement or the Tax Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified.

     IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first above written.

                              IDT CORPORATION

                              By: /s/ Hal Brecher
                                 --------------------------------
                              Name:  Hal Brecher
                              Title:  Chief Operating Officer


                              NET2PHONE, INC.

                              By: /s/ Howard Balter
                                 --------------------------------
                              Name: Howard Balter
                              Title: Chief Executive Officer